EXHIBIT 99.1

GENENTECH REPORTS 59 PERCENT INCREASE IN NON-GAAP EARNINGS
PER SHARE FOR FIRST QUARTER

-- 26 Percent Increase In Product Sales --

SOUTH SAN FRANCISCO, Calif. -- April 9, 2003 -- Genentech, Inc. (NYSE: DNA) today announced a 59 percent increase in non-GAAP (formerly pro forma) earnings per share driven by a 26 percent increase in product sales. Genentech's non-GAAP earnings per share and non-GAAP net income exclude certain charges related to the 1999 Roche redemption of Genentech's stock and certain litigation-related special charges. These charges are itemized in the reconciliation tables below.

For the three months ended March 31, 2003:

  Non-GAAP earnings per share increased 59 percent to 35 cents per share, compared to 22 cents per share for the first quarter of 2002. GAAP (formerly actual) earnings per share increased 61 percent to 29 cents per share compared to 18 cents per share for the first quarter of 2002.
  Non-GAAP net income increased 54 percent to $182.6 million compared to $118.6 million in the first quarter of 2002. GAAP net income increased 59 percent to $151.5 million compared to $95.3 million for the first quarter of 2002.
  Operating revenues increased 32 percent to $749.7 million compared to $568.1 million in the first quarter of 2002. This revenue growth was driven primarily by sales of Genentech's BioOncology products, Rituxan® (Rituximab) and Herceptin® (Trastuzumab). Total product sales increased 26 percent to $598.5 million compared to $476.5 million in the first quarter of 2002.

"We continue to deliver solid and consistent performance and are making significant progress with our product pipeline, building momentum for future growth, " said Arthur D. Levinson, Ph.D., Genentech's chairman and chief executive officer.

Product Sales

            "We saw solid sales in the first quarter of 2003 across our broad product portfolio compared to the same period last year," said Myrtle S. Potter, Genentech's executive vice president of Commercial Operations and chief operating officer.

For the first quarter of 2003:

    Sales of marketed products increased 26 percent to $598.5 million compared to $476.5 million in the first quarter of 2002.
    BioOncology sales were 73 percent of total product revenues compared to 70 percent in the first quarter of 2002.
    Rituxan sales increased 38 percent to $341.0 million compared to $247.5 million in the first quarter of 2002.
    Herceptin sales increased 8 percent to $93.7 million compared to $86.8 million in the first quarter of 2002.
    Growth hormone sales increased 13 percent to $76.7 million compared to $67.7 million in the first quarter of 2002.
    Cardiovascular product sales increased 11 percent to $47.5 million compared to $42.8 million in the first quarter of 2002.
    Pulmozyme® (dornase alfa) Inhalation Solution sales increased 25 percent to $39.6 million compared to $31.7 million in the first quarter of 2002.

Contract Revenues

            Contract revenues increased 291 percent to $37.9 million compared to $9.7 million in the first quarter of 2002. The increase in the first quarter of 2003 is primarily due to higher revenues from a contract partner based upon a milestone achievement, new licensing arrangements, and higher revenues from on-going collaborations.

Total Costs and Expenses

            Costs and expenses increased as anticipated in the first quarter of 2003 as compared to the first quarter of 2002. "Our solid product sales compared to the same period last year and effective management of expenses in anticipation of increased spending later this year for potential product launches resulted in strong earnings for the quarter," said Louis J. Lavigne, Jr., Genentech's executive vice president and chief financial officer. "In addition, we were incrementally helped by a lower tax rate and an increase in contract revenues, neither of which we expect to see in subsequent quarters."

For the first quarter of 2003:

    Research and development (R&D) expenses increased to $157.4 million compared to $146.7 million in the first quarter of 2002. R&D expenses as a percent of operating revenues were 21 percent, compared to 26 percent in the first quarter of 2002. R&D expenses as a percent of operating revenues are expected to continue to vary over the next several quarters dependent on possible in-licensing agreements and as products progress through late-stage clinical trials.
    Primarily due to the increase in product sales, cost of sales increased to $114.8 million from $102.4 million in the first quarter of 2002. Cost of sales as a percentage of product sales was 19 percent in the first quarter of 2003 as compared to 21 percent in the first quarter of 2002.
    Marketing, general and administrative (MG&A) expenses increased to $137.2 million compared to $115.4 million in the first quarter of 2002, primarily due to increased promotional programs, pre-launch commercial activities, and higher royalty expenses.
    Collaboration profit-sharing expenses increased to $96.6 million compared to $72.1 million in the first quarter of 2002. The increase was due primarily to increased Rituxan profit-sharing expense due to higher Rituxan sales.

Financial Expectations

            At its annual investment community meeting in New York on March 14, 2003, Genentech told investors that revenues could grow to more than $3 billion and non-GAAP EPS could increase by a minimum of 20 percent for the full year ending December 31, 2003. Non-GAAP EPS expectations for 2003 do not include amounts for ongoing litigation special charges related to the City of Hope judgment or recurring charges related to the 1999 Roche redemption of Genentech's stock. Current special charges for the City of Hope judgment are approximately $13 million per quarter and recurring charges related to the Roche redemption are expected to be approximately $154 million in 2003.

            Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures, and commercializes biotherapeutics for significant unmet medical needs. Fifteen of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes ten biotechnology products directly in the United States. The company has headquarters in South San Francisco, California, and is traded on the New York Stock Exchange under the symbol DNA. For press releases and additional information about the company, please visit http://www.gene.com.

Webcast:
Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Wednesday, April 9, 2003 at 2:15pm PT. The live webcast may be accessed on Genentech's website at http://www.gene.com. This webcast will also be available after the call via the website until close of business April 16, 2003. An audio replay of the webcast will be available beginning at 5:15pm PT on April 9, 2003 until 5:15pm PT on April 16, 2003. Access numbers for this replay are: 1-800-642-1687 (domestic) and 1-706-645-9291 (international); conference identification number is 9425223.

Genentech Business and Product Development
Events in the First Quarter, 2003

Marketed and Pipeline Product Events

Oncology

Genentech made the "go" decision in the first quarter of 2003 to conduct Phase II studies with Tarceva™ (erlotinib) in glioblastoma multiforme. In addition, Genentech's partner OSI Pharmaceuticals, Inc. completed enrollment in the Tarceva Phase III studies in second- and third-line non-small cell lung cancer and pancreatic cancer.

Enrollment began this quarter in a Phase II 2C4 trial in HER2-negative breast cancer (being conducted by Roche ex-U.S.). In addition, Genentech plans to initiate other 2C4 Phase II clinical trials for ovarian and prostate cancer in the second quarter of 2003.

Immunological Disease

Genentech, Novartis Pharmaceuticals and Tanox, Inc. announced that the U.S. Food and Drug Administration's (FDA) Pulmonary-Allergy Drugs Advisory Committee will review the companies' Biologics License Application (BLA) for Xolair™ (Omalizumab) for the treatment of moderate-to-severe allergic asthma in adolescents and adults on May 15, 2003.

In late March, Genentech and XOMA Ltd. announced positive results from a randomized Phase III clinical trial with Raptiva™ (efalizumab) that studied efficacy and safety in the treatment of adults with moderate-to-severe plaque psoriasis, as well as preliminary results from an open-label, multicenter Raptiva study that suggested continued benefit with long-term treatment. Both studies were presented at the 61st annual American Academy of Dermatology meeting in San Francisco. In addition, the FDA accepted the BLA filed in late 2002 for Raptiva, and XOMA began Phase II clinical studies in Raptiva for psoriatic arthritis.

Genentech and Serono S.A. expanded their Raptiva agreement to provide Serono with the exclusive license to develop and market Raptiva in an additional 15 Asian countries. With this expanded agreement, Serono now has the rights to develop and market Raptiva worldwide outside the United States and Japan. Serono also submitted its application to the European Union for approval of Raptiva for treatment of adults with moderate-to-severe psoriasis.

Vascular Medicine

Genentech began enrollment in the Phase III rhuFab V2 clinical trial for age-related macular degeneration (AMD) [minimally classic and occult; wet form of AMD].

Genentech filed an Investigational New Drug (IND) application with the FDA for Anti-Tissue Factor in acute coronary syndromes.

Genentech plans to initiate a small clinical study using recombinant vascular endothelial growth factor to treat non-healing ulcers in patients with diabetes mellitus. The company anticipates filing an IND in the second quarter and initiating the study in the third quarter of 2003.

Specialty Therapeutics

The Beaufour Ipsen Group, which signed an agreement with Genentech in September 2002 to market Nutropin AQ® [somatropin (rDNA origin) injection] and Nutropin AQ Pen™ Cartridge in Europe and the rest of the world, excluding North America and Japan, obtained European marketing approval in February 2003 for Nutropin AQ.

Corporate Events

Genentech signed a licensing agreement with Ceregene, Inc., outlicensing exclusive worldwide rights to genes for neurological gene therapies.

Genentech signed a collaboration agreement with TolerRx, Inc. to develop and commercialize TRX1, TolerRx's lead product.

Genentech appointed Ian Clark to senior vice president and general manager, BioOncology, and Philippa Norman to vice president, Global Supply Chain.

The statements made in this press release relating to the expected time frames to initiate Phase II clinical trials for 2C4 and a clinical study using recombinant vascular endothelial growth factor and the corresponding IND filing, and Genentech's expected growth in revenues and non-GAAP earnings are forward-looking and actual results could differ materially. Among other things, the timing of the initiation of clinical trials and the IND filing could be delayed by recruitment of investigators and study site initiation, patient enrollment or discussions with the FDA; and growth in revenues and non-GAAP earnings could be impacted by additional clinical studies required for a potential product, FDA actions or delays or failure to receive FDA approval for a potential product, competition, pricing, the ability to supply product, product withdrawals, new product approvals and launches, the inability to achieve sales revenue consistent with internal forecasts, unanticipated expenses such as litigation or legal settlement expenses or equity securities write downs, costs of sales, R&D expenses, fluctuations in contract revenues and royalties, and fluctuations in tax and interest rates.

# # #

GENENTECH, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended March 31,

	2003				2002(6)

	GAAP(1)	Difference		Non-GAAP(2)	GAAP(1)	Difference		Non-GAAP(2)

Revenues:
Product sales	$598,482			$598,482	$476,549			$476,549
Royalties	113,275			113,275	81,843			81,843
Contract revenue	37,915			37,915	9,690			9,690

Total operating revenues	749,672			749,672	568,082			568,082

Costs and expenses:
Cost of sales	114,842			114,842	102,444			102,444
Research and development	157,433			157,433	146,691			146,691
Marketing, general and administrative	137,222			137,222	115,421			115,421
Collaboration profit sharing	96,547			96,547	72,077			72,077
Recurring charges related to redemption	38,586	$(38,586)	(3)	-	38,928	$(38,928)	(3)	-
Special charges: Litigation-related	13,245	(13,245)	(4)	-	-			-

Total costs and expenses	557,875	(51,831)		506,044	475,561	(38,928)		436,633

Operating margin	191,797	51,831		243,628	92,521	38,928		131,449

Other income, net(5)	15,703			15,703	36,410			36,410

Income before taxes	207,500	51,831		259,331	128,931	38,928		167,859
Income tax provision	56,029	20,733		76,762	33,628	15,572		49,200

Net income	$151,471	$31,098		$182,569	$95,303	$23,356		$118,659

Earnings per share:
Basic	$0.30	$0.06		$0.36	$0.18	$0.05		$0.23

Diluted	$0.29	$0.06		$0.35	$0.18	$0.04		$0.22

Weighted average shares used to compute earnings per share:
Basic	511,909	511,909		511,909	526,835	526,835		526,835

Diluted	517,266	517,266		517,266	534,978	534,978		534,978

________________
(1)	Reflects operating results based on U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special charges in Q1 2003 and recurring charges related to redemption in Q1 2003 and 2002, and their related tax effects.
(3)	Amount represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Amount represents accrued interest and costs to obtain a surety bond for the City of Hope trial judgment in Q2 2002.
(5)

As part of our strategic alliance efforts, we invest in equity securities of certain biotechnology companies with which we have collaborative agreements. "Other income, net" includes realized gains from the sale of certain of these biotechnology marketable equity securities and realized losses on other-than-temporary declines in the fair value of certain of these biotechnology marketable equity securities. In addition, "Other income, net" includes interest income and interest expense. For further detail, refer to our web site at www.gene.com.

(6)	Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

GENENTECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,

	2003		2002

Selected balance sheet data:
Cash and short-term investments	$1,085,431		$1,000,209
Accounts receivable	390,135		336,245
Inventories	411,107		359,254
Long-term marketable securities and other	567,668		1,452,582
Property, plant and equipment, net	1,114,618		907,813
Goodwill	1,334,219		1,334,219
Other intangible assets	886,724		1,042,405
Other long-term assets	800,899	(1)	204,461
Total assets	6,828,087		6,834,286
Total current liabilities	643,993		504,359
Total liabilities	1,434,123		1,009,741
Total stockholders' equity	5,393,964		5,824,545

Year-to-date:
Capital expenditures	$73,460		$72,079

Total GAAP(2) depreciation and amortization expense	73,016		67,925
Less: Redemption related amortization expense(3)	(38,586)		(38,928)

Non-GAAP(4) depreciation and amortization expense	$34,430		$28,997

________________
(1)	Includes $630.0 million of restricted cash pledged to secure a bond for the City of Hope judgment in Q2 2002.
(2)	Based on U.S. generally accepted accounting principles (or GAAP).
(3)	Amounts represent the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Non-GAAP amounts exclude amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.